As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-150654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 203049

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMET, INC.

(Exact name of registrant as specified in its charter)

(see table of additional registrants)

Indiana	3842	35-1418342
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley J. Tandy

Senior Vice President, General Counsel and Secretary

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Craig B. Brod, Esq. Sang Jin Han, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Robert M. Hayward, Esq. Theodore A. Peto, Esq. Kirkland & Ellis LLP 200 E. Randolph Drive Chicago, Illinois 60601 (312) 861-2000

Approximate date of commencement of proposed sale to the public: Not applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☒  333-150654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices
Biolectron, Inc.	Delaware	3842	13-2914413	3200 Las Vegas Blvd. Las Vegas, NV 89109 (574) 267-6639

Biomet 3i, LLC	Florida	3842	59-2816882	4555 Riverside Drive Palm Beach Gardens, FL 33410 (574) 267-6639

Biomet Biologics, LLC	Indiana	3842	03-04079652	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet Europe Ltd.	Delaware	3842	35-1603620	Toermalijnring 600 3316 LC Dordrecht The Netherlands (574) 267-6639

Biomet Fair Lawn, LLC	Indiana	3842	31-1651311	20-01 Pollitt Drive Fairlawn, NJ 07410 (574) 267-6639

Biomet Holdings Ltd.	Delaware	3842	35-2022857	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet International Ltd.	Delaware	3842	35-2046422	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet Leasing, Inc.	Indiana	3842	35-2076217	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet Manufacturing Corporation	Indiana	3842	35-2074039	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet Microfixation, LLC	Florida	3842	59-1692523	1520 Tradeport Drive Jacksonville, FL 32218-2482 (574) 267-6639

Biomet Orthopedics, LLC	Indiana	3842	35-2074037	56 E. Bell Drive Warsaw, IN 46582 (574) 267-6639

Biomet Sports Medicine, LLC	Indiana	3842	35-1803072	56 E. Bell Drive Warsaw, IN 46852 (574) 267-6639

Biomet Travel, Inc.	Indiana	3842	56-2284-205	56 E. Bell Drive Warsaw, IN 46852 (574) 267-6639

Blue Moon Diagnostics, Inc.	Indiana	3842	35-2070282	56 E. Bell Drive Warsaw, IN 46852 (574) 267-6639

Cross Medical Products, LLC	Delaware	3842	31-0992628	181 Technology Drive Irvine, CA 92618 (574) 267-6639

EBI Holdings, LLC	Delaware	3842	22-2407246	100 Interpace Parkway Parsippany, NJ 07054 (574) 267-6639

EBI, LLC	Indiana	3842	31-1651314	100 Interpace Parkway Parsippany, NJ 07054 (574) 267-6639

EBI Medical Systems, LLC	Delaware	3842	22-2406619	100 Interpace Parkway Parsippany, NJ 07054 (574) 267-6639

Electro-Biology, LLC	Delaware	3842	22-2278360	6 Upper Pond Road Parsippany, NJ 07054-01079 (574) 267-6639

Biomet Florida Services, LLC	Florida	3842	20-0388276	4555 Riverside Drive Palm Beach Gardens, FL 33410 (574) 267-6639

Implant Innovations Holdings, LLC	Indiana	3842	35-2088040	56 E. Bell Drive Warsaw, IN 46852 (574) 267-6639

Interpore Cross International, LLC	California	3842	33-0818017	181 Technology Drive, Irvine, CA 92618 (574) 267-6639

Interpore Spine Ltd.	Delaware	3842	95-3043318	181 Technology Drive, Irvine, CA 92618 (574) 267-6639

Kirschner Medical Corporation	Delaware	3842	52-1319702	100 Interpace Parkway Parsippany, NJ 07054 (574) 267-6639

Meridew Medical, Inc.	Indiana	3842	35-2151951	56 E. Bell Drive Warsaw, IN 46580 (574) 267-6639

Thoramet, Inc.	Indiana	3842	35-2070281	56 E. Bell Drive Warsaw, IN 46580 (574) 267-6639

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-150654) of the Registrants is being filed solely to add Exhibit 10.26 to the Registration Statement in accordance with Rule 462(d) under the Securities Act of 1933, as amended and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. No changes have been made to Part I or Part II of the Registration Statement other than to add Exhibit 10.26 to the Exhibit Index as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Exhibit

10.26†	Employment Agreement, dated as of February 1, 2008 by and between Biomet, Inc. and Roger P. Van Broeck.

†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET, INC.

By:	*
Jeffrey R. Binder President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	President (Principal Executive Officer) and Chief Executive Officer	May 30, 2008

* Daniel P. Florin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 30, 2008

* Kevin Sierks	Vice President and Corporate Controller (Principal Accounting Officer)	May 30, 2008

* David McVeigh	Director	May 30, 2008

* Jonathan J. Coslet	Director	May 30, 2008

* Michael Dal Bello	Director	May 30, 2008

* Adrian Jones	Director	May 30, 2008

* Michael Michelson	Director	May 30, 2008

* Dane A. Miller, Ph.D.	Director	May 30, 2008

* John Saer	Director	May 30, 2008

* Todd Sisitsky	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biolectron, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 30th day of May, 2008.

BIOLECTRON, INC.

By:	*
Glen A. Kashuba President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Glen A. Kashuba	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet 3i, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on the 30th day of May, 2008.

BIOMET 3i, LLC

By:	*
Jeffrey A. Binder Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Steven S. Schiess	Manager (Principal Executive Officer)	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Edward G. Sabin	Manager (Principal Financial Officer)	May 30, 2008

* J. Pat Richardson	Vice President - Controller (Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Biologics, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET BIOLOGICS, LLC

By:	*
Jeffrey A. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Stuart Kleopfer	Manager (Principal Executive Officer)	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Europe Ltd. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dordrecht, Country of The Netherlands, on the 30th day of May, 2008.

BIOMET EUROPE LTD.

By:	*
Gregory W. Sasso
Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Gregory W. Sasso	Director and Managing Director (Principal Executive Officer)	May 30, 2008

* Roger P. Van Broeck	Managing Director	May 30, 2008

* J. Pat Richardson	Director, Vice President and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Fair Lawn, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of New Jersey, on the 30th day of May, 2008.

BIOMET FAIR LAWN, LLC

By:	*
Bradley J. Tandy
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	President and Manager (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Secretary and Manager	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Holdings Ltd. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET HOLDINGS LTD.

By:	*
Roger P. Van Broeck
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Roger P. Van Broeck	President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Gregory W. Sasso	Director and Vice President	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet International Ltd. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET INTERNATIONAL LTD.

By:	*
Wilber C. Boren, IV
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Wilber C. Boren, IV	President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

* Gregory W. Sasso	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Leasing, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET LEASING, INC.

By:	*
Bradley J. Tandy
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Bradley J. Tandy	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Elaine C. Piper	Secretary	May 30, 2008

* Jeffrey R. Binder	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Manufacturing Corporation has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET MANUFACTURING CORPORATION

By:	*
Jeffrey R. Binder
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Microfixation, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 30th day of May, 2008.

BIOMET MICROFIXATION, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Adam Johnson	Manager (Principal Executive Officer)	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Gary Blackall	Vice President – Finance & Operations (Principal Financial Officer)	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Orthopedics, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET ORTHOPEDICS, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager (Principal Executive Officer)	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Robert Vitoux	Vice President - Finance (Principal Financial Officer)	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Sports Medicine, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET SPORTS MEDICINE, LLC

By:	*
Bradley J. Tandy
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Bradley J. Tandy	Manager	May 30, 2008

* Gregory W. Sasso	Manager	May 30, 2008

* David A. Nolan, Jr.	Manager and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Travel, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BIOMET TRAVEL, INC.

By:	*
Jeffrey R. Binder
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Daniel P. Florin	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Blue Moon Diagnostics, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

BLUE MOON DIAGNOSTICS, INC.

By:	*
Jeffrey R. Binder
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Dave A. Nolan, Jr.	Director and Vice President	May 30, 2008

* Bradley J. Tandy	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cross Medical Products, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 30th day of May, 2008.

CROSS MEDICAL PRODUCTS, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Philip A. Mellinger	General Manager (Principal Executive Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EBI Holdings, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 30th day of May, 2008.

EBI HOLDINGS, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Glen A. Kashuba	Manager and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EBI, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 30th day of May, 2008.

EBI, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Glen A. Kashuba	President (Principal Executive Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EBI Medical Systems, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 30th day of May, 2008.

EBI MEDICAL SYSTEMS, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Glen A. Kashuba	Manager and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Electro-Biology, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 30th day of May, 2008.

ELECTRO-BIOLOGY, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* Glen A. Kashuba	Manager and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Biomet Florida Services, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on the 30th day of May, 2008.

BIOMET FLORIDA SERVICES, LLC

By:	*
Steven Schiess
Manager and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Steven Schiess	Manager and President (Principal Executive Officer)	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

* J. Pat Richardson	Manager and Treasurer (Principal Financial Officer)	May 30, 2008

* Gary Blackall	Assistant Treasurer (Principal Accounting Officer)	May 30, 2008

* Scott Kanter	Assistant Treasurer (Principal Accounting Officer)	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Implant Innovations Holdings, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

IMPLANT INNOVATIONS HOLDINGS, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Steven Schiess	President (Principal Executive Officer)	May 30, 2008

* Edward G. Sabin	Senior Vice President - Finance and Administration (Principal Financial Officer)	May 30, 2008

* J. Pat Richardson	Treasurer (Principal Accounting Officer)	May 30, 2008

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Interpore Cross International, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 30th day of May, 2008.

INTERPORE CROSS INTERNATIONAL, LLC

By:	*
Jeffrey R. Binder
Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* J. Pat Richardson	Manager and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Philip A. Mellinger	General Manager (Principal Executive Officer)	May 30, 2008

* Jeffrey R. Binder	Manager	May 30, 2008

* Bradley J. Tandy	Manager	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Interpore Spine Ltd. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 30th day of May, 2008.

INTERPORE SPINE LTD.

By:	*
Philip A. Mellinger
General Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Philip A. Mellinger	General Manager (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Daniel A. Williamson	Vice President	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

* Jeffrey R. Binder	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kirschner Medical Corporation has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on 30th day of May, 2008.

KIRSCHNER MEDICAL CORPORATION

By:	*
Glen A. Kashuba
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Glen A. Kashuba	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Bradley J. Tandy	Director and Secretary	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Meridew Medical, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

MERIDEW MEDICAL, INC.

By:	*
Jeffrey R. Binder
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Jeffrey R. Binder	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Elaine C. Piper	Secretary	May 30, 2008

* Bradley J. Tandy	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Thoramet, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on the 30th day of May, 2008.

THORAMET, INC.

By:	*
Bradley J. Tandy
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Bradley J. Tandy	Director and President (Principal Executive Officer)	May 30, 2008

* J. Pat Richardson	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008

* Elaine C. Piper	Secretary	May 30, 2008

* Daniel P. Florin	Director	May 30, 2008

*By:	/s/ J. Pat Richardson
J. Pat Richardson Attorney-in-Fact